Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (this “Agreement”), is made July 10, 2014 (the “Effective Date”), between Cyalume Technologies, Inc., (“Cyalume”) and Cyalume on behalf of Emil Jachmann (“Jachmann”), in the first instance, and Omniglow LLC, (“OmniGlow”), Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust and the Leemon Family LLC, in the second instance, (individually sometimes referred to as a “Party” and collectively as the “Parties”).

RECITALS

A. WHEREAS, on January 23, 2006, Cyalume and OmniGlow entered into various written agreements. Subsequently, disputes arose between the Parties and lawsuits were filed.

B. WHEREAS, on or about June 29, 2006, OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust, the Leemon Family LLC, and Achaian, Inc. filed Civil Action No. 06-706 in the Superior Court of Hampden County, Massachusetts alleging that Cyalume and Jachmann breached agreements and engaged in conduct which caused damage to OmniGlow. Subsequently, Cyalume and Jachmann filed their Answer With Counterclaims denying the Hampden Superior Court civil action allegations and alleging that OmniGlow breached agreements and engaged in conduct which caused damage to Cyalume.

C. WHEREAS, on or about October 5, 2006, Cyalume filed Civil Action No. 603512/06 in the New York Supreme Court of New York County alleging, among other things, that OmniGlow and its officers, including Ira Leemon and Stanley Holland, breached agreements which caused damage to Cyalume. Subsequently, on Motion by OmniGlow, that civil action was stayed pending the outcome of Hampden Superior Court Civil Action No. 06-706 in Massachusetts.

D. WHEREAS, on July 12, 2012, an Amended Final Judgment was filed in Hampden Superior Court Civil Action No. 06-706 awarding damages to OmniGlow including attorneys’ fees, costs, and prejudgment interest (“Amended Final Judgment”).

E. WHEREAS, on or about October 17, 2012, Cyalume, on its and Jachmann’s behalf, filed Defendants’ Notice of Appeal from Hampden Superior Court Civil Action No. 06-706 in the Massachusetts Appeals Court, which assigned the Docket No. 2013-P-0280.

F. WHEREAS, on May 14, 2014, the Appeals Court issued its decision in case No. 2013-P-0280, which upheld the July 12, 2012 Amended Final Judgment.

G. WHEREAS, on July 1, 2014, Cyalume, on its and Jachmann’s behalf, filed an Application For Further Appellate Review in the Massachusetts Supreme Judicial Court, which application is still pending as Docket No. FAR-22600.

H. WHEREAS, the Parties have reached an agreement and wish to settle, compromise and resolve, throughout the universe and in perpetuity, all claims past and present, under the laws of any territory, country or jurisdiction, based on or related to Hampden Superior Court Civil Action No. 06-706, New York Supreme Court Civil Action No. 603512/06, Massachusetts Appeals Court Docket No. 2013-P-0280, and Massachusetts Supreme Judicial Court Docket No. FAR 22600 (collectively hereafter the “Civil Claims”), each Party to bear its own attorneys’ fees and costs.

In consideration of the Recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the sufficiency and receipt of which they hereby acknowledge, the Parties agree as follows:

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1. Recitals. The foregoing Recitals are incorporated into and form a part of this Settlement Agreement.

2. No Admissions. This Settlement Agreement is entered into for the purposes of settling disputes between the Parties. Nothing contained in this Settlement Agreement shall be considered an admission of wrongdoing or liability by either party of any kind or nature whatsoever. Each party specifically denies wrongdoing.

3. Settlement Payment. Cyalume shall either:

a. pay the settlement amount of $4,547,851.47 (“Settlement Amount”); OR

b. make an initial good faith payment of $250,000 to OmniGlow on July 10, 2014, by wire transfer to: “CitiBank, Acct. No. 35354087, ABA No. 021000089.” Within 21 days from the execution of this Agreement, Cyalume shall make an additional down payment of One Million Dollars ($1,000,000.00) payable Six Hundred Twenty-five Thousand Dollars ($625,000.00) to Stanley Holland by wire transfer to “Wells Fargo, Acct. No. 0264433509, ABA No. 121000248” and Three Hundred Seventy-five Thousand Dollars ($375,000.00) to OmniGlow by wire transfer. In addition, within 14 days from the execution of this Agreement, Cyalume shall transfer 625,139 shares of Cyalume stock, one-half to Holland and one-half to OmniGlow. Further, Cyalume may fully satisfy the remaining balance due on the Settlement Amount by either making additional payments by cash and/or through cooperative manufacturing credits of (i) One Million Nine Hundred Thousand Dollars ($1,900,000.00) in cash or credits if paid and received by OmniGlow within eighteen (18) months from the Effective Date of this Agreement, or (ii) Two Million Three Hundred Fifty Thousand Dollars ($2,350,000.00) in cash or credits if paid and received by OmniGlow within twenty seven (27) months from the Effective Date of this Agreement. If Cyalume fails to fully satisfy the payment obligation on the Settlement Amount through 2(b)(i) or 2(b)(ii), then after twenty seven (27) months from the Effective Date, any balance remaining from the Settlement Amount will be due and payable plus accrued interest at simple interest rate of 10% per annum (“Interest Rate”) on the unpaid balance (Settlement Amount less all payments made from the Effective Date forward) from the Effective Date until paid in full and OmniGlow can use all available remedies to obtain payment of any balance. In order to avoid any confusion regarding the interest calculation described in the preceding sentence, an example is provided as follows for illustration purposes only: From the Effective Date, the remaining balance would be $4,297,851.47, reflecting $250,000 good faith payment to OmniGlow. This remaining balance will accrue interest at the Interest Rate until next payment. Upon payment of an additional $1,000,000 by Cyalume, the remaining balance will be reduced to $3,297,851.47 and this remaining balance will accrue interest at the Interest Rate from the date of the $1,000,000 payment until further payments and so and so forth until the Settlement Amount is fully satisfied through the payment options included herein.

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4. Standstill and Stay of Enforcement of Amended Final Judgment. So long as Cyalume is in compliance with its obligations in this Agreement and not otherwise in breach of this Agreement, OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust and the Leemon Family LLC shall take no action in connection with the Amended Final Judgment unless and until Cyalume files a petition in bankruptcy; or Cyalume makes an assignment for the benefit of creditors; or a court appoints a receiver, custodian or trustee for Cyalume or its assets; or an actual petition in bankruptcy is commenced; or Cyalume files for dissolution or a court dissolves Cyalume; or Cyalume completely or substantially ceases operations; or Cyalume Defaults on any substantial bank loan or line of credit that is not cured or waived or otherwise becomes subject to forbearance within 90 days. OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust, and the Leemon Family LLC further agree to stay any and all proceedings concerning the Civil Claims and Amended Final Judgment. To the extent any Court(s) require(s) filings codifying the standstill and/or stay agreements contemplated by this paragraph, the Parties shall file same jointly.

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5. Satisfaction of Amended Final Judgment. Within three (3) business days of Cyalume’s satisfaction of paragraph 3 above, OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust and the Leemon Family LLC, and Achaian, Inc. shall file with the Hampden Superior Court, a document indicating that Cyalume and Jachmann have satisfied the amounts due under the Amended Final Judgment in full.

6. Cooperative Agreements.

a. OmniGlow and Cyalume acknowledge and agree that cooperative agreements may be mutually beneficial. OmniGlow and Cyalume will endeavor to enter into a cooperative manufacturing and chemical supply agreement at mutually agreeable terms.

b. If both OmniGlow and Cyalume are able to identify and mutually agree upon realizable cost savings (“Cost Savings”), OmniGlow and Cyalume will endeavor to enter into one or more cooperative manufacturing agreements, subject to mutual agreement on terms by the Parties. Cost Savings is defined as Cyalume’s all-in manufacturing cost per product less OmniGlow’s comparable manufacturing cost. The products to be chosen for the cooperative manufacturing will be at Cyalume’s sole discretion. If OmniGlow and Cyalume mutually agree to proceed with one or more cooperative manufacturing agreements, then the Cost Savings will be shared between the Parties as follows: (i) 80/20 for OmniGlow and Cyalume, respectively, until OmniGlow receives what it is owed in Section 3 above, and (ii) 50/50 for OmniGlow and Cyalume, respectively, thereafter. The initial term for the cooperative agreements between the parties will be 3 years with any extension to be mutually agreed upon in writing prior to the expiration of three (3) years.

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c. If both OmniGlow and Cyalume are able to identify and mutually agree upon chemistry that Cyalume has available or can supply to OmniGlow, Cyalume and OmniGlow will endeavor to enter into a chemical supply agreement at mutually agreeable terms.

d. In the event that OmniGlow and Cyalume are not able to reach a mutual agreement contemplated by this paragraph, neither party will be subject to any liability from any failure to reach a mutually satisfactory cooperative agreements.

7. Non-Competition.

a. All existing non-compete agreements that Cyalume and all its affiliates and subsidiaries are currently bound to will be terminated.

b. If Cyalume and OmniGlow are able to reach a mutual cooperative agreements for the manufacturing of products and supply of chemistry, then Cyalume and OmniGlow will endeavor to agree upon a reasonable non-competition agreement

c. In the event that OmniGlow and Cyalume are not able to reach a mutually agreeable non-competition agreement contemplated by this paragraph, neither party will be subject to any liability from any failure to reach such agreement.

8. Settlement and Release of Civil Claims.

a. Upon receipt of the full amount due under paragraph 3 above, OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust and the Leemon Family LLC and their respective successors and assigns, officers, directors, members, stockholders, partners, agents, servants, employees, insurers, attorneys and representatives release, acquit and forever discharge Cyalume and all of its successors and assigns, officers, directors, members, stockholders, partners, agents, servants, employees, insurers, attorneys and representatives from any and all disputes, damages, actions, liabilities, attorneys’ fees, costs, demands and any other claims, including the Civil Claims, known or unknown, suspected or unsuspected, arising out of, relating to or in any way connected with the Civil Claims and Amended Final Judgment (collectively, the “Cyalume Released Claims”), but not the obligations in or arising from this Agreement.

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b. Upon execution of this Agreement, Cyalume and its successors and assigns, officers, directors, members, stockholders, partners, agents, servants, employees, insurers, attorneys and representatives release, acquit and forever discharge OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust, and the Leemon Family LLC and all of their respective successors and assigns, officers, directors, members, stockholders, partners, agents, servants, employees, insurers, attorneys, and representatives from any and all disputes, damages, actions, liabilities, attorneys’ fees, costs, demands and any other claims, including the Civil Claims, known or unknown, suspected or unsuspected, arising out of, relating to or in any way connected with the Civil Claims (collectively, the “Omniglow Released Claims”), but not the obligations in or arising from this Agreement. Further, this provision has no impact on claims made by Cyalume in New York Supreme Court Civil Action No. 603512/06 against any defendants (other than OmniGlow, Ira Leemon and Stanley Holland). Cyalume’s claims in that suit against the defendants (other than OmniGlow, Ira Leemon and Stanley Holland). survive this Agreement.

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9.	Ira Leemon’s Indemnification of Cyalume and Jachmann.

Ira Leemon agrees to hold harmless and indemnify Cyalume and Jachmann of and from any claims, demands, disputes, suits and / or causes of action asserted by Achaian against them, and any related costs (including their attorneys’ fees and action / litigation related expenses), damages and / or other liabilities.

10.	Representations and Warranties of Cyalume.

As of the Effective Date, Cyalume represents and warrants to OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust and the Leemon Family LLC that:

a. Cyalume has full power, authority and capacity to execute and deliver this Agreement (including on behalf of Jachmann) and consummate the transactions contemplated by this Agreement;

b. when duly executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of Cyalume and shall be enforceable against Cyalume in accordance with its terms;

c. the execution and delivery of this Agreement by Cyalume does not, and the consummation of the transactions contemplated hereby will not constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any contract or other instrument to which Cyalume is a party;

Cyalume has not created or permitted any security interest to exist in connection with the OmniGlow Released Claims (as defined in paragraph 8 above) including the Civil Claims, has not sold or transferred the OmniGlow Released Claims including the Civil Claims, has not mortgaged, pledged, or otherwise encumbered the OmniGlow Released Claims including the Civil Claims, and has the sole and absolute right to release, extinguish and discharge the OmniGlow Released Claims including the Civil Claims, and will not file any application, petition, appeal or take any action to amend, modify, or discharge the Amend Final Judgment (other than those appellate filings already a matter or record).

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11.	Representations and Warranties of OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust, the Leemon Family LLC, and Achaian, Inc.

As of the Effective Date, OmniGlow, Randye M. Holland and Stanley M. Holland as Trustees of the Randye M. Holland and Stanley M. Holland Trust and the Leemon Family LLC represent and warrant to Cyalume and Jachmann that:

a. They have full power, authority and capacity to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement;

b. when duly executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of each of them and shall be enforceable against each of them in accordance with its terms;

c. the execution and delivery of this Agreement by them does not, and the consummation of the transactions contemplated hereby will not constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any contract or other instrument to which they are a party;

d. they have not created or permitted any security interest to exist in connection with the Cyalume Released Claims (as defined in paragraph 8 above) including the Civil Claims and the Amended Final Judgment, have not sold or transferred the Cyalume Released Claims including the Civil Claims and the Amended Final Judgment, have not mortgaged, pledged, or otherwise encumbered the Cyalume Released Claims including the Civil Claims and the Amended Final Judgment, and have the sole and absolute right to release, extinguish and discharge the Cyalume Released Claims including the Civil Claims and Amended Final Judgment.

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12. No Inducement. None of the Parties, nor any of their respective attorneys, officers, agents, directors, or employees, or any of them, has made any promise, representation, or warranty whatsoever, express or implied, to induce any other Party to execute this Agreement, and the Parties acknowledge that they have not executed this Agreement in reliance upon any promise, representation or warranty other than those which appear in this instrument. Without limiting the foregoing, no representation or warranty, express or implied, is made by Cyalume or OmniGlow regarding the tax consequences of this Agreement. Cyalume and OmniGlow each expressly acknowledges that it is solely responsible for any tax payment obligations resulting from payments under paragraph 3 above, any additional interest or late payment charges, and/or this Agreement.

13. Confidentiality. The Parties and their employees, agents, boards / board members and attorneys agree that this Agreement and its terms are and shall be kept confidential by the Parties and their employees, agents, boards / board members and attorneys. Except as set forth above; and except to the extent reasonably necessary to enforce the Agreement; or to the extent that either of the Parties reasonably believes it is required by law to disclose certain of the terms of this Agreement; or to the extent that either of the Parties is required to disclose the terms of its individual settlement to the taxing authorities, preparers or others with respect to tax matters; or to the extent required by subpoena or other order of a court or government body of competent jurisdiction, the terms and conditions of this Agreement, including the amounts of payment, shall remain confidential and shall not be disclosed. To the extent required by subpoena or other written order, rule, or regulation of a court or government body of competent jurisdiction, the party being compelled to provide the information will notify the other party via their counsel of record within five (5) business days of receipt of the subpoena or written order.

14. Non-Disparagement. The Parties agree that none of them will make nor cause to be made any statements that disparage, defame or intentionally damage the reputation of each other (or any members, managers, officers, directors, employees, agents, representatives, predecessors and successors in interests, stockholders, investors, affiliates, parents, subsidiaries, servants, boards / board members or attorneys of the other, where applicable).

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15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties concerning the subject matter hereof and supersedes any and all prior or contemporaneous agreements, understandings or negotiations, whether written or oral, between the Parties that refer or relate to this Agreement. This Agreement can be modified only in a writing executed by the Parties that expressly states that it is a modification of this Agreement. No provision hereof may be waived unless in writing and signed by the Party whose rights are thereby waived. Waiver of one provision hereof shall not be deemed to be a waiver of any other provision hereof.

16. Binding on Successors and Others. This Agreement is and shall be binding upon and inure to the benefit of the Parties hereto and their respective officers, directors, shareholders, members, divisions, parent companies, subsidiary companies, affiliated companies, agents, employees, representatives, attorneys, relatives, spouses, beneficiaries, heirs, executors, administrators, assigns, predecessors in interest, successors in interest and all other persons and entities released hereunder.

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17. Attorneys’ Fees. Each Party to this Agreement shall be responsible for its own attorneys’ fees and costs incurred in connection with Hampden Superior Court Civil Action No. 06-706, New York Supreme Court Civil Action No. 603512/06, Massachusetts Appeals Court Docket No. 2013-P-0280 and Massachusetts Supreme Judicial Court Docket No. FAR 22600, including without limitation, the negotiation and execution of this Agreement.

18. Governing Law and Forum. This Agreement and the obligations and rights of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts (regardless of any conflict of laws principles). Subject to the applicable law, the Parties agree that a final determination/ruling in any JAMS arbitration (as provided for in paragraph 26) arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the final determination/ruling, a certified copy of which final determination/ruling shall be conclusive evidence thereof and the amount of its indebtedness, or by such other means provided by law.

19. Tax Consequences; No Representations or Warranties. The Parties each acknowledges and agrees that it shall separately be responsible for any tax obligations or consequences resulting from the terms or enforcement of the terms of this Agreement. The Parties acknowledge and agree that they have not made any representations or warranties concerning the tax obligations or consequences arising out of this Agreement and that there are no representations or warranties of any kind concerning the tax obligations or consequences arising out of this Agreement.

20. Independent Advice of Counsel. The Parties each represents that it has carefully read this Agreement, knows its contents, and understands that its terms are contractual and not mere recitals. The Parties further represent that each has had the advice of counsel of its choosing and has signed this Agreement freely and voluntarily; and has not been influenced to any extent whatsoever in doing so by any representations, statements or promises made other than as set forth in this Agreement.

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21. Construction and Interpretation. The headings of the paragraphs of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The use of the neuter form herein shall be deemed to include the masculine and feminine forms, as the context may require. The terms “and,” “or” and “and/or” shall be construed conjunctively, disjunctively, or both, as necessary to give the provisions of this Agreement their broadest and most inclusive scope. The Parties acknowledge, warrant and represent that the Parties and their counsel have each participated in the drafting of this Agreement and each provision hereof, that the Agreement shall be construed as a whole according to its fair meaning, and that the Agreement shall not be construed or interpreted against any Party because a provision or the Agreement as a whole was purportedly prepared, drafted or requested by such party.

22. Implementation. The Parties agree to execute such other documents, if any, and to provide reasonable cooperation as necessary to carry out the intent of this Agreement. Each Party hereto agrees that such party will not take any action which would interfere with the performance of this Agreement by any other Party hereto or which would adversely affect any of the rights or benefits provided herein.

23. Authority. Each individual signing this Agreement warrants and represents that he or she has full right, power, legal capacity and authority to execute this Agreement on behalf of the Party on whose behalf he or she so signs, that he or she is acting within the scope of such authority with the full knowledge and consent of such Party, and that no further approval or consent of any person, board of directors, partner or other entity is necessary for him or her to execute this Agreement and bind the Party to the terms of the Agreement.

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24. Counterparts. This Agreement may be executed in one or more counterparts (including multiple signature pages), each of which shall be deemed an original and all of which shall be deemed one instrument. Facsimile and photocopy signatures shall be binding and effective and shall have the same force and effect as original signatures. True and correct copies may be used in lieu of the original.

25. Fees and Costs of Enforcement. Should any Party retain an attorney for the purpose of enforcing or construing this Agreement, in any JAMS arbitration, enforcement proceeding or legal proceeding whatsoever, that Party shall be entitled to receive from the non-prevailing Party reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and reimbursement for all reasonable attorneys’ fees and all reasonable costs shall be included in any final determination or final order issued in the subject arbitration, enforcement action or legal proceeding.

26. Dispute Resolution. The Parties agree to resolve any dispute arising from this Agreement by arbitration in Springfield, Massachusetts in the English language before a single arbitrator in accordance with the then current Streamlined Arbitration Rules of JAMS, and judgment on the award rendered by the arbitrator may be entered in the United States District Court of the District of Massachusetts. The Parties will pay equal shares of the arbitrator’s fees and any administrative fees but will otherwise bear their own expenses. The arbitrator will have discretion to award any damages available under applicable law. Except for any stenographer and the arbitrator, attendance at the arbitration will be limited to the Parties and their counsel and witnesses. Except as necessary for purposes of an action to enforce, modify, or vacate the arbitration award, the subject matter of the arbitration, all documents and other information submitted to the arbitrators, including any transcript of the proceedings and any award, will be treated as Confidential Information.

* * SIGNATURES ON FOLLOWING PAGE * *

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IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date and at the place first above written.

CYALUME TECHNOLOGIES INC.		OMNIGLOW, LLC

By:	/s/ Zivi Nedivi	By:	/s/ Ira Leemon

Name:	Zivi Nedivi	Name:	Ira Leemon

Title:	Chief Executive Officer	Title:	President

RANDYE M. HOLLAND AND		THE LEEMON FAMILY LLC
STANLEY M. HOLLAND TRUST

By:	/s/ Stanley M. Holland	By:	/s/ Ira Leemon

Title:	Trustee, Stanley M. Holland	Title:	Manager

By:	/s/ Randye Holland

Title:	Trustee, Randye Holland

IRA LEEMON, INDIVIDUALLY

/s/ Ira Leemon

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